FOR IMMEDIATE RELEASE
Investor Relations Contact: Heather Pribyl 952.540.2095

Buffalo Wild Wings Announces Three New Independent Directors
Appointment of Andre Fernandez, Hal Lawton and Harmit Singh Brings Diverse Experience and New Perspectives to Board

MINNEAPOLIS—October 11, 2016— Buffalo Wild Wings, Inc. (NASDAQ:BWLD) today announced the appointment of three new independent directors to the Company’s Board of Directors. Andre Fernandez, president of CBS RADIO, Hal Lawton, senior vice president of North America at eBay, Inc., and Harmit Singh, executive vice president and chief financial officer of Levi Strauss & Co., will join the Company’s Board, effective immediately.

“We are delighted to add Andre, Hal and Harmit to our Board of Directors. They are all highly respected leaders with key expertise, strong values and significant financial acumen,” said Sally Smith, president and chief executive officer. “Their appointments underscore our commitment to proactive Board refreshment, strong corporate governance and independence and diversity across our Board. We look forward to working with Andre, Harmit and Hal and are confident that their insight will benefit Buffalo Wild Wings as we continue to drive value for our shareholders.”

Mr. Fernandez, Mr. Lawton and Mr. Singh are expected to stand for reelection at the Company’s 2017 Annual Meeting of Shareholders. With these appointments, Buffalo Wild Wings has expanded its Board from eight to nine members, eight of whom are independent and five of whom have been added in the past six years. In connection with the Board refreshment process, current directors Dale Applequist and Warren Mack have each decided to advance their planned retirements from the Board, respectively, such that they are effective immediately.

“On behalf of the Buffalo Wild Wings Board, I’d like to thank Dale and Warren for their many years of service and dedication to the Company. Their decision to retire early upon our identification of three new, highly-qualified directors demonstrates their commitment to enhancing Buffalo Wild Wing’s governance through refreshment. Dale and Warren have been instrumental in creating the strong brand that Buffalo Wild Wings is today, and the Company is better for their service,” said James Damian, Chairman of the Board of Buffalo Wild Wings.

About Andre Fernandez

Andre Fernandez, age 48, is the president of CBS RADIO. In this role, Mr. Fernandez is responsible for the overall direction and management of the company, which includes 117 over-the-air radio stations in 26 major markets. Prior to joining CBS RADIO in April 2015, Mr. Fernandez served as the president and chief operating officer of Journal Communications, Inc. Previously, Mr. Fernandez served in a number of leadership roles of increasing responsibility at the General Electric Company, including chief financial officer of Telemundo Communications, a Spanish language broadcast television network; chief financial officer and controller of GE Latin America; and chief financial officer of GE Digital Energy. Additionally, Mr. Fernandez has been named to Billboard’s “Power 100 list” which recognizes the most influential executives in the music industry, and in July 2016, he was ranked the second most powerful person in radio on Radio Ink’s “40 Most Powerful People in Radio” list, up from number five in 2015. Mr. Fernandez currently serves as Vice Chairman of the Board at Froedtert Health and he is on the board of the National Association of Broadcasters. Mr. Fernandez graduated cum laude from Harvard University with a degree in economics.

About Hal Lawton

Hal Lawton, age 42, is the senior vice president of North America at eBay, Inc. At eBay, Mr. Lawton’s responsibilities include all functions for the Americas business unit, including merchandising, marketing, operations, business selling, consumer selling, global shipping, global payments and global customer experience. Before joining eBay in 2015, Mr. Lawton held a number of leadership positions at Home Depot, Inc., including senior vice president of merchandising of hardlines and senior vice president and president of the Company’s online business. Mr. Lawton earned a Bachelor of Science in Chemical Engineering and Pulp and Paper Science from North Carolina State University before pursuing a Master of Business Administration from the Darden Graduate School of Business at the University of Virginia.

About Harmit Singh

Harmit Singh, age 53, is the executive vice president and chief financial officer of Levi Strauss & Co. In this role, he is responsible for managing the company’s finance, information technology, strategic sourcing and global business services functions globally. Prior to joining Levi Strauss & Co. in January 2013, Mr. Singh served as chief financial officer of Hyatt Hotels Corporation. Before Hyatt Hotels Corporation, Mr. Singh held various global leadership roles at Yum! Brand foods, including chief financial officer of Pizza Hut. Mr. Singh holds a Bachelor of Commerce from Shri Ram College of Commerce, Delhi University, and is a Chartered Accountant from India. He is also a member of the CNBC Global CFO Council and Wall Street Journal CFO Network.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings® restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin'®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,190 Buffalo Wild Wings locations around the world.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

Forward-looking Statements

Statements in this press release constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to terms of service and future nominees for election to serve as directors of the Company. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by words such as, "intends," "may," and other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, the factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 27, 2015, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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